Exhibit 99.1

RepliGen	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115
FOR IMMEDIATE RELEASE

CONTACT:

Laura Whitehouse

Vice President, Market Development

(781) 419-1812

Repligen Reports Fourth Quarter and Fiscal Year 2010 Financial Results

WALTHAM, MA – June 9, 2010 – Repligen Corporation (NASDAQ: RGEN) today reported results for the fourth quarter and fiscal year 2010, ended March 31, 2010. Total revenue for the year was $20,971,000 compared to total revenue of $29,362,000 for fiscal year 2009 ended March 31, 2009. Total revenue for fiscal year 2010 was comprised of bioprocessing product revenue of $10,305,000 and royalty and research revenue of $10,666,000 consisting primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia®. The prior year results were favorably impacted by a one-time payment of $6,330,000 by Bristol-Myers Squibb Company for royalties on the U.S. sales of Orencia® prior to the April 2008 licensing agreement and the decrease in product revenue was primarily due to lower customer demand caused by the economic environment.

Operating expenses for fiscal year 2010 were $26,738,000 compared to $25,482,000 in fiscal 2009. This increase of $1,256,000 was primarily due to expenses of approximately $500,000 associated with our license from Families of Spinal Muscular Atrophy to compounds which may have utility in treating spinal muscular atrophy and development activities associated with preparing for a Phase 1 clinical trial of RG2833, our product candidate for Friedreich’s ataxia. Selling, general and administrative expenses have increased due to expanded business development and marketing activities compared to the prior year.

Net loss for the fiscal year 2010 was $4,064,000 or $0.13 per diluted share, compared to net income for fiscal year 2009 of $5,746,000 or $0.18 per diluted share. Cash, cash equivalents and marketable securities as of March 31, 2010 were $59,146,000 compared to $63,961,000 as of March 31, 2009.

“During the past year, we advanced our therapeutic candidates and bolstered our pipeline through in-licensing a program in spinal muscular atrophy,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Over the next twelve months we expect revenue growth of 20-30% for our bioprocessing business, continued investment in the development of our existing pipeline with minimal cash burn and the acquisition of product candidates to expand our therapeutic pipeline and build our bioprocessing business.”

Total revenue for the fourth quarter of fiscal year 2010 was $4,872,000 compared to $4,594,000 for the same period in fiscal year 2009. Operating expenses for the fourth quarter of fiscal year 2010 were $6,635,000, compared to $7,809,000 for the same period in fiscal year 2009. Net loss for the fourth quarter 2010 was $1,629,000 or $0.05 per diluted share compared to a net loss of $2,693,000 or $0.09 per diluted share in the same period in fiscal year 2009.

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Repligen Reports Fourth Quarter and Fiscal Year 2010 Financial Results, June 9, 2010

Corporate Update

Therapeutics Business

RG1068 for Imaging of the Pancreas

Recently, the Food and Drug Administration (FDA) and European Medicines Agency (EMA) approved our proposal to re-analyze the images from our Phase 3 study to establish the utility of RG1068, synthetic human secretin, in improving magnetic resonance imaging (MRI) of the pancreas (Phase 3 re-read). The FDA and EMA have agreed to the Phase 3 re-read based on the numerous deficiencies with the analysis of the radiographic images by the contract research organization hired to oversee analysis of the Phase 3 data. A successful re-read of the Phase 3 data may support registration of RG1068 for MRI imaging of the pancreas. The goal of the Phase 3 study is to evaluate the sensitivity and specificity of RG1068 in combination with MRI to improve the detection of structural abnormalities of the pancreatic ducts relative to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the assessment, diagnosis and treatment of diseases such as acute and chronic pancreatitis. There are more than 300,000 MRI procedures conducted in the U.S. and Europe each year that could directly benefit from the addition of RG1068.

RG2417 for Bipolar Disorder

We are currently enrolling patients in a Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. This study is designed to confirm and extend the results of a Phase 2a study in which 6 weeks of treatment with RG2417 improved the symptoms of bipolar depression when compared to placebo as measured by the Montgomery-Asberg Depression Rating Scale. We have recruited 150 patients to date and we plan to recruit a total of 170 patients and expect to report top line results of the study by the end of the year. In April, the United States Patent and Trademark Office granted a Notice of Allowance of a patent covering the use of an effective dose of a uridine composition to improve one or more of the symptoms of bipolar disorder including depression, mania, mixed episodes, hypomania and anxiety. This patent upon issue will remain in force until 2025 prior to any patent term extensions. There are more than five million adults worldwide with bipolar disorder, an area of high unmet medical need due to the ineffectiveness and significant side effects of current therapies.

HDAC-3 Inhibitors for Friedreich’s Ataxia

In May, we filed an Investigational New Drug Application with the FDA for a Phase 1 study of RG2833, a selective histone deacetylase 3 (HDAC-3) inhibitor, to evaluate the pharmacokinetic and safety profile of RG2833 in up to 40 healthy volunteers. This study will also evaluate the pharmacodynamic response of various biomarkers in peripheral blood to RG2833. The FDA has granted RG2833 orphan drug designation for the treatment of Friedreich’s ataxia. Orphan drug designation qualifies Repligen to receive seven years of marketing exclusivity in the United States if the company is the first to obtain marketing approval for RG2833 for the treatment of Friedreich’s ataxia. RG2833 is the first compound that targets activation of the defective gene responsible for Friedreich’s ataxia. If this therapeutic approach is successful, it has the potential to change the progression of the disease and significantly impact patients’ lives. RG2833 is the subject of a composition of matter patent application, which if allowed, will remain in force until 2029 prior to any patent term extensions. There are approximately 15,000 people worldwide with Friedreich’s ataxia. We are also evaluating HDAC inhibitors in animal models of Huntington’s disease and cognition.

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Repligen Reports Fourth Quarter and Fiscal Year 2010 Financial Results, June 9, 2010

DcpS Inhibitor for Spinal Muscular Atrophy

In October, we entered into an exclusive license agreement with Families of Spinal Muscular Atrophy for intellectual property covering compounds, which may have utility in treating spinal muscular atrophy (SMA). SMA is an inherited neurodegenerative disease in which a defect in the SMN1 (“survival motor neuron”) gene results in low levels of the protein SMN and leads to progressive damage to motor neurons, loss of muscle function and, in many patients, early death. The licensed compounds increase the production of SMN in cells derived from patients. We have recently identified a potential clinical candidate and we plan to conduct preclinical GLP toxicology testing to evaluate its appropriateness for human clinical testing. SMA is diagnosed in approximately one in every 6,000 births in the United States and Europe where the estimated prevalence is approximately 20,000 patients. There is currently no treatment or cure for SMA.

Bioprocessing Business

Acquisition of “Plug and Play” Chromatography Platform

In March, we acquired the assets of BioFlash Partners, LLC, including a technology platform for the production of pre-packed, “plug and play” chromatography columns. This patented technology enables economical production of chromatography columns in a format that is ready for use in the production of a broad range of biopharmaceuticals including monoclonal antibodies, vaccines and recombinant proteins. We launched a product offering which incorporates the licensed technology at the IBC Biopharmaceutical Development and Production conference in March under the brand name Opus™. The global market for chromatography media used in the production of biopharmaceuticals is estimated to be approximately $500 million. This acquisition and launch of Opus™ reflects our commitment to leveraging our core competency in bioprocessing into a broader purification offering to the biopharmaceutical industry.

Quarterly Conference Call

Repligen will host a conference call and webcast on Wednesday, June 9th at 10:00 a.m. EST, to review our financial results and provide a corporate update including matters related to Repligen’s future performance. This call can be accessed via Repligen’s website at www.repligen.com or by calling (866) 783-2140 for domestic calls and (857) 350-1599 for international calls. Participants must provide the following passcode: 60999264.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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Repligen Reports Fourth Quarter and Fiscal Year 2010 Financial Results, June 9, 2010

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Year ended December 31,
	2010	2009	2010	2009
Revenue:
Product revenue	$2,225,181	$2,557,655	$10,304,727	$14,528,916
Royalty and other revenue	2,647,092	2,036,100	10,666,342	14,832,605

Total revenue	4,872,273	4,593,755	20,971,069	29,361,521

Operating expenses:
Cost of product revenue	885,271	1,341,874	4,159,002	5,685,577
Cost of royalty and other revenue	345,335	269,745	1,347,168	1,091,297
Research and development	3,452,350	4,644,799	14,159,721	12,771,573
Selling, general and administrative	1,952,133	1,552,871	7,071,859	5,933,090

Total operating expenses	6,635,089	7,809,289	26,737,750	25,481,537

Income (loss) from operations	(1,762,816)	(3,215,534)	(5,766,681)	3,879,984
Investment income	133,593	374,816	870,043	1,895,706
Interest expense	—	(676)	(1,972)	(2,963)

Income (loss) before income taxes	(1,629,223)	(2,841,394)	(4,898,610)	5,772,727
Income tax (benefit) provision	—	(148,156)	(834,766)	26,699

Net income (loss)	$(1,629,223)	$(2,693,238)	$(4,063,844)	$5,746,028

Earnings (loss) per share:
Basic	$(0.05)	$(0.09)	$(0.13)	$0.19

Diluted	$(0.05)	$(0.09)	$(0.13)	$0.18

Weighted average shares outstanding:
Basic	30,761,807	30,697,818	30,752,041	30,957,957

Diluted	30,761,807	30,961,807	30,752,041	31,290,233

	March 31, 2010	March 31, 2009
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$59,146,447	$63,960,564
Working capital	55,023,895	50,234,803
Total assets	71,419,963	73,754,742
Long-term obligations	642,447	82,398
Accumulated deficit	(117,921,105)	(113,857,261)
Stockholders’ equity	66,120,376	69,123,431

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property protection, product development, manufacturing plans and performance, projected changes in the size of our markets, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships; the market acceptance of our products; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of product revenues and profits; our ability to generate future revenues; our ability to raise additional capital to continue our drug development programs; the success of our clinical trials; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all Food and Drug Administration regulations; our ability to obtain; maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales and manufacturing capabilities; our dependence on third-party manufacturers and value added resellers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in Repligen’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.